                                                                    Exhibit 99.1

                                                    [LOGO OF HARTFORD LIFE]

News Release                                           Media Contact:
Hartford Life, Simsbury, CT 06070                      Joe Fazzino
                                                       Office: 860 843-8180
Hartford Life's Internet address is                    Home: 860 489-0055
http://www.thehartford.com
                                                       Dave Potter
                                                       Office: 860 843-8993
                                                       Home: 860 658-6430
Date:            March 31, 2000
                                                       Investor Contact:
For Release:     Immediately upon receipt              Stuart Carlisle
                                                       Office: 860 843-7418

                       HARTFORD LIFE INC. RECEIVES OFFER
                    FROM THE HARTFORD FOR OUTSTANDING SHARES


SIMSBURY, Conn. - Hartford Life Inc. (NYSE: HLI), today announced that its board of directors has received an offer from The Hartford Financial Services Group Inc. (NYSE: HIG) for the acquisition of all of the common shares of Hartford Life not already owned by The Hartford at a price of $44 per share in cash. The offer, which was made on March 27 to the Hartford Life board of directors, represents a nine percent premium to the closing price on that day and a 25 percent premium over Hartford Life's average closing price of $35.33 per share for the 30 days prior to the offer.

     The Hartford currently owns approximately 81.5 percent of the outstanding shares of common stock of Hartford Life. Approximately 26 million shares of Hartford Life's common stock are owned by the public.

     A special committee consisting of Hartford Life directors not affiliated with The Hartford has been appointed by the Hartford Life board to consider the offer.

     Hartford Life Inc., the nation's third largest life insurance group based on statutory assets, offers through its subsidiaries a comprehensive portfolio of fixed and variable annuities, life insurance, mutual funds, employee benefits and group retirement plans. Hartford Life is majority owned by The Hartford Financial Services Group Inc., one of the nation's oldest and largest insurance and financial services operations with 1999 revenues of $13.5 billion.

                                     # # #